EXHIBIT A



REGULATORY AND LITIGATION MATTERS

As  part of various investigations by a number
of  federal, state, and foreign regulators and
governmental  entities,  including  the   U.S.
Securities  and  Exchange  Commission   (SEC),
relating  to certain practices in  the  mutual
fund  industry, including late trading, market
timing  and  marketing  support  payments   to
securities   dealers  who  sell  fund   shares
(marketing support), Franklin Resources,  Inc.
and certain of its subsidiaries (collectively,
the  Company),  entered into settlements  with
certain  of  those regulators and governmental
entities.  Specifically, the  Company  entered
into  settlements with the SEC, among  others,
concerning   market   timing   and   marketing
support.

On  May 9, 2008, the SEC approved a final plan
of   distribution  for  the  Company's  market
timing    settlement.     Disbursements     of
settlement  monies will be  made  promptly  to
individuals  who  were  shareholders  of   the
designated funds during the relevant period, in accordance with the terms and conditions of the settlement and plan.

In addition, the Company, as well as most of the mutual funds within Franklin Templeton
Investments and certain current or former officers, Company directors, fund directors, and employees, have been named in private lawsuits (styled as shareholder class actions, or as derivative actions on behalf of either the named funds or Franklin Resources, Inc.).
The lawsuits relate to the industry practices referenced above.

The  Company and fund management believe  that
the   claims  made  in  each  of  the  private
lawsuits  referenced above are  without  merit
and  intend to defend against them vigorously.
The  Company cannot predict with certainty the
eventual   outcome  of  these  lawsuits,   nor
whether they will have a material negative impact on the Company. If it is determined that the Company bears responsibility for any unlawful or inappropriate conduct that caused losses to the Funds, it is committed to making the Funds or their shareholders whole, as appropriate.